Fourth Quarter 2018
Conference Call Script
November 6, 2018
9:00 a.m.

Whit Kincaid

Good morning everyone. Welcome to Mueller Water Products’ 2018 fourth quarter and fiscal year end conference call. We issued our press release reporting results of operations for the quarter ended September 30, 2018 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing fourth quarter and full year results and the outlook for 2019 are Scott Hall, our president and CEO, and Martie Zakas, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

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At this time, please refer to slide 2. This slide identifies non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year, which ends September 30th.

A replay of this morning’s call will be available for 30 days at 1-800-860-4697. The archived webcast and corresponding slides will be

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available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

I'll now turn the call over to Scott.

Scott Hall

Thanks Whit.

Thank you for joining us today to discuss our results for the 2018 fourth quarter and full year. I'll give you a quick overview of the quarter and then Martie will follow with additional commentary on our financial results. I'll then provide some further color on key areas later in the call. And finally, we will conclude with a discussion of our outlook for 2019.

We had a solid finish to the year with 12.1 percent net sales growth and an 8.7 percent increase in adjusted operating income in the quarter. Improved execution and strong demand in our end markets helped us

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generate very good volume growth at both Infrastructure and Technologies.

We also benefited from the price increases we implemented earlier in the year, which helped us offset material cost inflation in the quarter. We continue to feel the impacts of inflation primarily driven by higher prices for raw materials. In addition, we felt the impact from higher freight costs compared to the prior year. These headwinds have been especially challenging for the specialty valve portion of our business, which has longer lead times. We have responded by announcing price increases for many of our products in September, which we expect to help offset anticipated inflation in 2019.

I am proud of how we executed this year, evidenced by growing annual net sales 10.9 percent, adjusted operating income 11.4 percent, and adjusted net income per share 20.5 percent. We made significant progress executing our key initiatives to grow and enhance our position as a leading water infrastructure company.

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We demonstrated our balanced and disciplined approach to capital allocation as we further strengthened our balance sheet with our debt refinancing, while increasing our reinvestment in the business and returning $60 million of cash to shareholders in 2018 through dividends and share repurchases. We've talked about how acquisitions that leverage our strengths can accelerate our organic growth. I am extremely excited about our announcement to acquire Krausz Industries which I will touch on later on the call. This is a wonderful opportunity to broaden our product portfolio for our North American customers and expand our global reach.

With that, I’ll turn the call over to Martie.

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Martie Zakas

Thanks Scott, and good morning everyone. I will start with our fourth quarter consolidated financial results, then review our segment performance.

Consolidated net sales for the 2018 fourth quarter increased $27.4 million, or 12.1 percent, to $254.3 million, driven by higher volumes at both Infrastructure and Technologies, as well as higher pricing at Infrastructure.

Gross profit increased 5.6 percent in the quarter to $85.5 million yielding a gross profit margin of 33.6 percent. Volume growth and higher pricing contributed to this increase. We continue to experience the impacts from higher costs due to inflation as well as manufacturing inefficiencies in the quarter which impacted our gross margin. The primary drivers of inflation include material costs, which increased approximately 5 percent year-over-year in the quarter, and higher freight costs.

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Selling, general and administrative expenses were $42.9 million in the quarter, up $900,000 from last year, with the increase primarily due to personnel-related expenses. SG&A as a percent of net sales decreased to 16.9 percent in the fourth quarter from 18.5 percent in the prior year quarter. For the year, SG&A as a percent of net sales decreased 60 basis points to 18.2 percent.

Adjusted operating income increased 8.7 percent to $42.6 million in the 2018 fourth quarter. The adjusted results this quarter exclude $2.1 million of other charges. The improvement in operating income was primarily due to higher volumes and higher pricing, which were partially offset by higher costs from inflation and manufacturing inefficiencies at Infrastructure.

Adjusted EBITDA for the 2018 fourth quarter increased 8.0 percent to $53.7 million. For 2018, adjusted EBITDA was $180.0 million, or 19.7 percent of net sales.

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Turning now to taxes.

For the 2018 fourth quarter, we reported a net income tax expense of $9.7 million, or 28.0 percent of income before income taxes. This rate differs from the statutory rate primarily due to the effects of state income taxes, manufacturing deductions and discrete items. On an adjusted basis, the fourth quarter income tax rate was 27.7 percent, which excludes $100,000 of one-time impacts from tax legislation.

For 2018, the adjusted effective income tax rate was 26.2 percent as compared with an effective rate of 30.8 percent in 2017. The 2018 full year adjusted effective rate was lower primarily due to a decrease in the federal income tax rate as a result of new tax legislation.

Our adjusted net income per share increased 13.3 percent to $0.17 for the quarter compared to $0.15 in 2017. 2018 quarterly adjusted EPS excludes $2.1 million of strategic reorganization and other

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charges, $300,000 related to the reduction of our ABL commitment, and $100,000 related to the tax legislation.

Now I'll turn to our segment performance, starting with Infrastructure.

Infrastructure net sales grew 9.3 percent to $223.5 million in the fourth quarter, due to higher shipment volumes and higher pricing. For 2018, infrastructure had a strong year with 10.7 percent net sales growth.

Adjusted operating income for the fourth quarter was $50.1 million, a decline of $900,000. The benefits from higher shipment volumes and higher pricing were primarily offset by higher material and freight costs, in conjunction with carryover manufacturing inefficiencies we discussed last quarter. For the quarter, higher pricing did cover material cost inflation, and for the full year higher pricing covered these inflationary costs.

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Adjusted EBITDA for the 2018 fourth quarter decreased $400,000 to $59.8 million in the 2017 fourth quarter, yielding an adjusted EBITDA margin of 26.8 percent for this segment.

Moving on to Technologies…

Technologies' performance was much improved this quarter, with strong sales growth and a small operating profit. Net sales increased 36.9 percent to $30.8 million in the quarter, primarily driven by higher volumes at Mueller Systems.

Adjusted operating income was $300,000 for the fourth quarter, an improvement of $2.5 million versus 2017. The improvement in adjusted operating income was primarily due to higher volumes and manufacturing performance, partially offset by higher costs associated with inflation. As a reminder, in our third quarter we had delayed delivery of some sales at the end of the quarter, and delivery of those sales helped to benefit this quarter's net sales and operating income.

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Now I'll review our liquidity...

Free cash flow, which is cash flow from operating activities of continuing operations, less capital expenditures, increased $18.8 million to $33.8 million for the 2018 fourth quarter. In 2018, we generated $77.0 million of free cash flow compared with $18.8 million in the prior year.

The $58.2 million improvement in free cash flow is due to an increase in cash flow from operating activities driven by both improved operations and timing of expenditures, partially offset by higher capital expenditures. Additionally, in the fourth quarter of 2017 we made a voluntary $35.0 million contribution to our U.S. pension plan, which impacted our free cash flow.

We invested $28.8 million in the quarter for capital expenditures and $55.7 million in 2018, an increase of $15.1 million from 2017, largely to upgrade our equipment and manufacturing capabilities, which will further drive cost productivity improvements and efficiencies across

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the organization. We also are investing to expand our large valve casting capabilities in our Chattanooga facility.

At September 30, 2018, we had total debt of $445.0 million, a decrease of $35.6 million from last year. At the end of the fourth quarter, our net debt leverage ratio was less than 1 time, and our excess availability under the ABL Agreement was approximately $125 million.

I'll now turn the call over to Scott.

Scott Hall

Thanks Martie.

I'd like to comment on a few key areas, and then discuss our full year 2019 outlook.

We are in the early stages of a transformational process as we take a company with a strong history in manufacturing iron and brass

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products for municipal and residential infrastructure, to one that provides more intelligent, value-added solutions to help customers manage and deliver important resources. Mueller Water Products is uniquely positioned to leverage its large installed base of fire hydrants and other products with new technology offerings that can help our customers deliver the most important water resources to their communities. As a reminder, we have four key strategic areas we remain focused on to drive results.

Delivering integrated, customer-focused support and alignment of our people, products and processes is foundational for executing our other key strategies. The strategic reorganization we announced in September of last year was focused on creating an integrated, customer centered support structure with centralized common functions and integrated information technology. We re-configured our divisional structure around products, with five business teams that have line and cross-functional responsibility for managing specific product portfolios.

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Under the new organizational structure, engineering, operations, sales & marketing and other functions have been centralized to better align with business needs and generate greater efficiency. As part of this process, we recently launched our new Mueller brand identity at the 2018 WEFTEC conference to bring our family of brands more closely together in support of our ongoing efforts to drive revenue growth. The changes we have made over the past year have led to improved execution of our key initiatives across the organization.

We are well positioned to grow and play an integral role in building the future of our industry. Accelerating the development of new products will help us expand our market-leading position and grow organic sales above market. Increased investment in our product development capabilities, including expanding our engineering staff, has helped develop our pipeline and launch several key new products this year.

To accelerate our efforts, we opened a new technology center of excellence in Chattanooga which will focus on our valves and hydrants.

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We are in the process of creating a new technology center in Atlanta to focus on software and communications technologies. With this change, we will transition the network operations center and all hardware and software development activities to the center of excellence in Atlanta. We are pleased to have Chattanooga and Atlanta join Toronto which is our center of excellence for leak detection.

As we invest in engineering talent, we are working to improve manufacturing operations by developing a culture focused on driving operational excellence. We are bringing best practices focused on lean manufacturing with an investment mindset to deliver manufacturing productivity improvements. Efforts will facilitate innovation and new product development, helping us drive sales growth and strengthen product margins. Effective capital investments and efficiencies at our facilities will allow us to drive down costs, which can fund additional productivity initiatives and continued investment in product development. We believe these efforts will help improve our conversion margins in 2019 and beyond.

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We are successfully implementing a go-to-market strategy that leverages all of our products and services. This helped us achieve our highest annual net sales growth since 2013. We have executed multiple price increases to cover inflation, while delivering strong volume growth at Infrastructure and improved growth at Technologies. Our plan is to continue to enhance sales growth of our existing products by strengthening our relationships with our customers and channel partners and realizing synergies among our product lines with a unified sales and marketing strategy.

Our key strategies are supported by a strong balance sheet and substantial free cash flow which enable us to reinvest in our business while returning cash to shareholders. We further strengthened our balance sheet this year by refinancing our debt to provide us with a structure that yields long-term flexibility and preserves secured debt capacity. We also reduced uncertainty by extending our debt maturities

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and fixing our rate at what we felt was an attractive interest rate when you consider rates over the long-term cycle.

In 2018, we generated $133 million of operating cash flow which we used to reinvest in the business and return to shareholders. We increased our capital spending in 2018 to $56 million enabling us to further accelerate manufacturing efficiencies and expand our capabilities to meet the growing demand for water infrastructure products as utilities repair and rebuild their aging infrastructure, including the large valve manufacturing capabilities in Chattanooga. In addition, we repaid $36 million of debt and returned $60 million of cash to shareholders through a combination of dividends and share repurchases.

Our acquisition pipeline is focused on leveraging our existing channels, strengthening our market position, and expanding our geographic footprint. Yesterday, we announced an agreement to acquire Krausz Industries which we believe offers an excellent opportunity to broaden our product portfolio by adding a high quality brand of pipe

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repair products to our infrastructure business. Krausz is a family-owned company with a long track record of innovation and growth. We believe this acquisition is complementary from customer, product, and manufacturing perspectives. The HYMAX family of products allows us to address a broader scope of needs for the water infrastructure system while expanding our global presence. Our understanding of their end markets and our shared customers will allow us to accelerate their efforts in the U.S. and abroad. Going forward we will continue to look for opportunities which are close to our core areas of expertise.

I'd like to now review our full year 2019 expectations for consolidated results. Our annual guidance excludes any impact from the pending Krausz acquisition, which we expect to close in December of 2018.

For 2019, we anticipate continued healthy demand in all of our end markets. This includes municipal spending, which represents approximately 60% of sales, growing in the low to mid-single digit range.

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Residential construction, which makes up approximately 30% of sales, is expected to grow in the mid-single digit range. Finally, we anticipate mid to high-single digit range of growth for the natural gas distribution market, which represents a little less than 10% of sales.

I am very encouraged about the progress we have made executing strategies to drive sales and increase adjusted operating income which are creating a strong foundation for future growth. We continue to believe we are operating in healthy markets which will accept price increases to cover economic costs. Our annual guidance assumes that the future impact of tariffs will be covered by price increases and market activities. Any additional tariffs could impact the timing of our ability to change prices to cover additional costs.

For 2019, we expect to increase our organic consolidated net sales between 4 and 6 percent on top of strong sales growth of nearly 11 percent in 2018, with organic adjusted operating income growth between 7 and 9 percent. We believe our balanced and disciplined capital

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allocation, supported by a strong balance sheet and substantial free cash flow, will continue to benefit shareholders while supporting organic growth and acquisitions.

Now Martie will provide some final comments on other components of our 2019 outlook.

Martie Zakas

Thanks Scott....

Corporate SG&A expenses are expected to be between $35 million and $37 million. We anticipate that depreciation and amortization will be between $50 million and $53 million, net interest expense will be between $20 million and $21 million, and capital expenditures will be between $56 and $60 million.

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We anticipate that our effective income tax rate for the full year will be between 25 and 27 percent. We will benefit from a lower corporate income tax rate in 2019 compared with our 2018 blended rate. However, our 2019 estimated effective tax rate reflects the elimination or reduction of certain deductions that benefited 2018, such as the elimination of the domestic manufacturing deduction.

With that, Operator, please open this call for questions.

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